SHORTFORM SUB-LEASE (the "Sub-Lease")

SUB-LANDLORD:	The Johns Hopkins University (the "Sub-Landlord") Office of V.P. and General Counsel 113 Garland Hall 3400 North Charles Street Baltimore, MD 21218-2688 (410) 516-8128
CONTACT:	Frederick Savage, Esq.
SUB-TENANT:	EYETEL Imaging, Inc. 15078 Stillfield Place Centreville, VA 20120 (703) 803-8584
CONTACT:	Kevin T. Quinn
PREMISES:	600 N. Wolfe Street, Room 359 Baltimore, MD 21287 As specified on the attached Exhibit A (the "Premises").
USE:	Retinal Reading Center
TERM:	24 (months/years) commencing on 9/1/01 (the "Commencement Date") and terminating on 8/31/03.
RENTAL:	$ 3,900.00 annually in equal monthly installments of $ 325.00. All rental payments are due on or before the first day of each and every month (without invoice) beginning on the Commencement Date.
UTILITIES:	The cost of all utility services except for telephone is included in the rental payment.

CONDITION OF PREMISES: "As-is".

USE OF COMMON AREAS: The use and occupation by Sub-Tenant of the Premises shall include the right to use it in common with others the Common Areas, meaning the areas designated by Sub- Landlord for the general use of occupants of the entire building in which Sub-Tenant's Premises are located.

SIGNS: Sub-Tenant, at its expense, shall be permitted to place a sign on the Premises,

provided that Sub-Landlord shall have the right to approve the design, size and placement of the sign, which approval Sub-Landlord can withhold or condition in the exercise of its commercially reasonable judgement.

RETURN OF THE PREMISES: At the conclusion of the term, Premises must be returned in a broom clean condition with no damage other than ordinary wear and tear.

ADD JOHNS HOPKINS HOSPITAL AS LANDLORD

INDEMNIFICATION CLAUSE: EYETEL Imaging, Inc. shall hold harmless and indemnify the Johns Hopkins University as Sub-Landlord from any and all claims, judgements, actions, injuries, expenses and costs (including attorneys' fees) of any kind or nature whether direct or indirect related to the use of the premises during the term unless such items shall be caused by the negligence or willful misconduct of the Sub-Landlord, in which event Sub-Landlord shall indemnify and hold Sub-Tenant harmless from all claims, judgements, actions, injuries, and costs (including attorneys' fees) of any kind arising out of such judgement.

QUIET ENJOYMENT: Provided Sub-Tenant is not in default hereunder, Sub-Landlord covenants that Sub-Tenant shall quietly enjoy the premises during the term hereof.

ADD LANDLORD

INSURANCE: Sub-Tenant shall maintain broad form comprehensive liability insurance, naming Sub-Landlord as an additional insured, against liability arising from the use and occupancy of the Premises in and for not less than the amount of $2,000,000 combined single limit personal injury and property damage. Sub-Tenant, at its sole expense, shall be responsible for any breakage or damages at the Premises resulting from actions of its employees. Sub-Landlord shall procure and maintain insurance covering fire and such other risks included in standard extended coverage endorsements insuring to an amount not less than 100% of the full replacement costs of the Premises.

DEFAULT BY SUB-TENANT: In the event Sub-Tenant shall fail to observe any covenant of the Sub-Lease and such failure shall continue for thirty (30) days after Sub-Landlord shall have notified Sub-Tenant of sub failure in writing, unless such failure cannot be cured within thirty (30) days in which case Sub-tenant must commence to cure within thirty (30) days, Sub-Landlord may terminate the Sub-Lease and Sub-Tenant's estate and rights in the Premises, and Sub-Tenant shall immediately vacate the Premises.

SUB-LANDLORD REPRESENTATIONS:

1. Sub-Landlord represents that it has the right to enter into this Sub-Lease.

2. All building systems are in good repair and in good working order at the time of occupancy, and Sub-Landlord warrants them through the duration of the Sub-Lease.

3. Such representations shall be true at the date of this Sub-Lease and at all times throughout the term of this Sub-Lease, and Sub-Landlord shall indemnify and hold Sub-Tenant harmless from and against all damage or liability arising out of any representation being false or

misleading in any material respect, either when given or any time during the term.

BROKERAGE: Sub-Landlord and Sub-tenant each represent that they had no dealings with any real estate broker, finder or other person with respect to this Sub-Lease in any manner. Sub-Tenant and Sub-Landlord agree to indemnify and hold harmless each other against and from any claim or demand for any brokerage commission or other fees and all costs, actions, claims, demands, losses, judgements, settlements, expenses and liabilities in connection therewith, including, without limitation, attorneys' fees and expenses, arising out of any purported or actual dealings by each other and any broker.

NOTICES: Any notice, demand, request or other instrument which may be or is required to be given under this Sub-Lease shall be delivered personally or sent by either United States certified mail postage prepaid or expedited mail service and shall be addressed if to Sub-Landlord, (a) at the address written above for Sub-Landlord or (b) at such other address as Sub-Landlord may designate by written notice. Notices shall be effective upon delivery unless delivery is refused or cannot be made in which event notice shall be effective on mailing.

APPLICABLE LAW: The laws of the State of Maryland shall govern the validity, performance and enforcement of this Sub-Lease.

SUCCESSORS AND ASSIGNS: Except as otherwise provided herein, this Sub-Lease shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, executors, successors and assigns.

Agreed to and accepted this 20th day of January, 2001.

WITNESS: * The Johns Hopkins University

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By: ____________________
Chief Financial Officer - Johns Hopkins Medicine
Sub-Landlord

WITNESS:

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By: ____________________
Sub-Tenant

C:\Barbara\eyetelsublease.wpd